Exhibit 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan and M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors of our report dated January 15, 2001, except for Note S, as to which the date is January 23, 2001, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado
August 16, 2001